As filed with the Securities and Exchange Commission on September 17, 1996
                                                   Registration No. 333-________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                ----------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                                ----------

                        REGENT ASSISTED LIVING, INC.
           (Exact name of registrant as specified in its charter)

                                ----------

               OREGON                                        93-1171049
    (State or other jurisdiction                            (IRS Employer
  of incorporation or organizatio                        Identification No.)

       2260 US Bancorp Tower
       111 SW Fifth Avenue
         Portland, Oregon                                       97204
       (Address of Principal                                  (Zip Code)
         Executive Offices)

                                ----------

                        Regent Assisted Living, Inc.
                         1995 Stock Incentive Plan
                            (Full title of plan)

                              David R. Gibson
                    Vice President for Corporate Affairs
                        Regent Assisted Living, Inc.
                           2260 US Bancorp Tower
                            111 SW Fifth Avenue
                             Portland, OR 97204
                  (Name and address of agent for service)

 Telephone number, including area code, of agent for service: (503) 227-4000

                                  Copy to:

                               Todd A. Bauman
                              Stoel Rives LLP
                     900 S.W. Fifth Avenue, Suite 2300
                        Portland, Oregon 97204-1268

                      CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------
                                          Proposed          Proposed          Amount
                                          Maximum           Maximum           of
                        Amount            Offering          Aggregate         Regis-
Title of Securities     to Be             Price Per         Offering          tration
to Be Registered        Registered        Share(1)          Price(1)          Fee
- -------------------     ----------        ---------         ---------         -------
Common Stock            400,000 Shares    $7.50             $2,556,085        $881.41
- -------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. Of the shares to be registered, 290,500 shares are subject to options with an average exercise price of $6.82. The calculation of the registration fee for the balance of the shares is based on $5.25, which was the average of the high and low prices of the Common Stock on September 16, 1996 as reported in The Wall Street Journal for Nasdaq National Market issues.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.
          ----------------------------------------

          The following documents filed by Regent Assisted Living, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above; and

          (c) The description of the common stock of the Company contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.
         --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

          Article IV (the "Article") of the Company's Restated Articles of Incorporation requires the Company to indemnify directors to the fullest extent not prohibited by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of the law. It is likely, however, that the Article would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (the "Act"). The effect of the Act is summarized as follows:

          (a) The Act permits a corporation to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding (the "proceeding"), other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or at least not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement or conviction or upon plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

          (b) The Act permits a corporation to grant a right of indemnification in respect of any proceeding by or in the right of the corporation against the reasonable expenses (including attorneys' fees) incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or at least not opposed to the best interests of the corporation, except that no indemnification may be granted if such person is adjudged to be liable to the corporation unless permitted by a court.

          (c) The corporation may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined in the specific case that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or such committee thereof, as described in (i) and (ii) above, or
(iv) by the shareholders. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

          (d) The corporation may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of his or her good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance in the event indemnification is not authorized.

          The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. The Company has entered into agreements with each of its directors providing for indemnity and advancement of expenses to the fullest extent not prohibited by Oregon law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed.
         ------------------------------------

         Not Applicable.

Item 8.  Exhibits.
         ---------

         5     Opinion of Stoel Rives LLP.

         23.1  Consent of Coopers & Lybrand, LLP.

         23.2  Consent of Stoel Rives LLP (included in Exhibit 5).

         24    Powers of Attorney.

Item 9.  Undertakings.
         -------------

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

               (2) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 16, 1996.

                             REGENT ASSISTED LIVING, INC.



                             By  WALTER C. BOWEN
                                 ------------------------------------
                                 Walter C. Bowen
                                 President, Chief Executive Officer
                                 and Chairman of the Board


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 16, 1996.

       Signature                            Title
       ---------                            -----


WALTER C. BOWEN                   President, Chief Executive
- -----------------------------     Officer, Chairman of the Board and
Walter C. Bowen                   Director (Principal Executive Officer)


STEVEN L. GISH                    Chief Financial Officer, Treasurer,
- -----------------------------     Secretary and Director (Principal
Steven L. Gish                    Financial and Accounting Officer)


JAMES W. EKBERG*                  Director
- -----------------------------
James W. Ekberg


ERIC W. JACOBSEN*                 Director
- -----------------------------
Eric W. Jacobsen

PETER J. BRIX*                    Director
- -----------------------------
Peter J. Brix


GARY R. MAFFEI*                   Director
- -----------------------------
Gary R. Maffei


COREY M. SMITH*                   Director
- -----------------------------
Corey M. Smith


MARVIN S. HAUSMAN*                Director
- -----------------------------
Marvin S. Hausman



*By STEVEN L. GISH
    --------------------------------
    Steven L. Gish, Attorney-in-Fact

                               EXHIBIT INDEX


Exhibit
Number         Document Description
- -------        --------------------

5              Opinion of Stoel Rives LLP.

23.1           Consent of Coopers & Lybrand, LLP.

23.2           Consent of Stoel Rives LLP (included in Exhibit 5).

24             Powers of Attorney.